EXHIBIT 99.1

                                                                    NEWS RELEASE
                                                           FOR IMMEDIATE RELEASE
BRIGHAM
EXPLORATION COMPANY


BRIGHAM EXPLORATION REPORTS SUCCESS IN SOUTH TEXAS DRILLING PROGRAM AND REAFFIRMS GUIDANCE FOR THIRD QUARTER 2001

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     Austin,  TX  --  (Business  Wire) - October 19, 2001 -- Brigham Exploration
Company (NASDAQ:BEXP) today announced its fifth successful development well at Home Run Field and the spud of its first development well at Triple Crown Field. The Company also announced its fifth Frio discovery this year, in Brazoria County, Texas. Brigham also provided an update on completion operations for wells drilled late in the second quarter and reaffirmed its original guidance for third quarter financial results.

HOME  RUN  FIELD,  BROOKS  COUNTY,  TEXAS

     Brigham is currently completing its fifth successive well since the discovery of the Home Run Field in late 1999. The Sullivan C-27 (34% working interest, 25% net revenue interest) encountered pay comparable to the previously drilled Sullivan C-25 well, which began producing to sales in March 2001 at an initial rate of 12.1 MMcfe per day. Completion operations on the Sullivan C-27 are underway, with an initial test of 4.6 MMcfe per day with flowing tubing pressure of 7,160 psi following fracture stimulation. Brigham plans to perforate and fracture stimulate four additional Lower Vicksburg zones, all of which should subsequently be commingled and producing to sales by November 2001.

     Also in the Home Run Field, and as previously announced, Brigham retained a 34% working interest and 25% net revenue interest in the successful drilling of the Palmer State #5. This well, like Brigham's new Sullivan C-27 well, encountered pay intervals comparable to the Sullivan C-25 well. Subsequent to fracture stimulation, Brigham's initial completion tested at an estimated 1.6 MMcf of natural gas per day with flowing tubing pressure of 5,400 psi. However, surface production facilities subsequently plugged with large pieces of formation and steel casing fragments. Repeated attempts to restore the well to production have been unsuccessful. Brigham believes that the well's problems were created by a poor cement job caused by a casing failure during cementing operations. As a result, Brigham is currently pursuing compensation for losses, and is considering its options for developing the associated reserves, including the possible drilling of a replacement well some time in the near future. In addition, Brigham expects to spud its sixth development in Home Run Field in the fourth quarter.

TRIPLE  CROWN  FIELD,  BROOKS  COUNTY,  TEXAS

     As disclosed in Brigham's press release of August 7, the Company has retained a 50% working and 37.5% net revenue interest in the Dawson #1 field discovery well, which encountered approximately 174 feet of net pay in seven sand intervals. Given the volume of apparent pay in the well, completion plans for the discovery were similar to the procedures utilized to date in completing Lower Vicksburg sand intervals in the Company's Home Run Field. The Company's plans included the sequential perforation and fracture stimulation of each of the seven intervals, all of which were to be subsequently commingled. Completion operations began in early August in the Lower Vicksburg. Production tests from three Lower Vicksburg intervals ranged from 300 Mcf of natural gas per day with flowing tubing pressure of 1,000 psi to 3.6 MMcf of natural gas and 54 barrels of condensate per day with flowing tubing pressure of 5,800 psi.

     Subsequent to temporary abandonment of perforations in the Lower Vicksburg, Brigham continued its testing of the Dawson #1 in the "Loma Blanca" section of the Upper Vicksburg formation. The "Loma Blanca" initially tested 2.3 MMcf of natural gas per day with flowing tubing pressure of 7,320 psi. Brigham's interpretation of wireline logs and drilling shows indicates that the highest production rates in the Dawson #1 well should be achieved by producing three Upper Vicksburg "9800" sand lobes (the "A", "B" and "C"). However, subsequent to fracture stimulation of both the "B" and "C" zones, the well tested both natural gas and significant quantities of formation sand. The Company currently plans to abandon all existing perforations and then perforate and stimulate the 9800 "A" zone, utilizing a fracture stimulation and completion technique designed to limit production of formation sand. If successful, Brigham believes this procedure should enable recovery of reserves associated with the deeper "B" and "C" reservoirs.


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     Brigham  is  currently operating the drilling of its first development well offsetting the Dawson #1 discovery. The Sullivan #1 well is currently drilling at a depth of approximately 10,700 feet, and is planned for a total depth of 13,250 feet. Brigham has retained a 50% working interest and 37.5% net revenue interest in this well, which is located approximately 2,400 feet from the Dawson #1 discovery well. If successful, the Sullivan #1 should begin contributing production volumes late in the fourth quarter 2001.

FRIO  EXPLORATION,  BRAZORIA  &  MATAGORDA  COUNTIES,  TEXAS

     During the third quarter, Brigham operated the drilling of its fifth recent successful 3-D delineated Frio discovery, in Brazoria County, Texas. The Sebesta Cloud #1 (31% working interest, 24% net revenue interest) logged an apparent 58 feet of net pay in multiple Frio sands. Other participants in this well include Royale Energy (NASDAQ: ROYL) with a 50% working interest. Brigham has perforated and is currently testing the well at approximately 2.0 MMcf of natural gas and 75 barrels of condensate per day with 2,000 psi flowing tubing pressure. Additional sands remain untested which could be added to the current completion at a later date. The Company expects to begin producing this well to sales later this month.

     As previously announced, during the second quarter Brigham successfully drilled its fourth consecutive Frio discovery in Matagorda County, Texas. The Company retained a 20% working and 15% net revenue interest in the well, which began producing to sales in late August. The well is currently producing approximately 6.5 MMcfe per day, with flowing tubing pressure of 7,000 psi. Depending upon performance, production rates could be increased substantially over the next sixty days.

     Later this month, Brigham plans to spud a Frio bright spot test targeting a large structure with multiple potential pay sands and reserve potential of over 50 Bcfe. Brigham will retain a 41% working and 31% net revenue interest in the well, which if successful, could be producing to sales late in the fourth quarter. The Company continues to generate high quality Frio opportunities, several of which should be drilled in 2002.

SPRINGER  EXPLORATION,  BLAINE  COUNTY,  OKLAHOMA

     Brigham has successfully completed two of three recent Springer wells in the Anadarko Basin. Both completions are offsets to a Brigham first quarter 2001 discovery, which has produced approximately 1.4 Bcfe to date and is currently producing 7.1 MMcfe per day. The first offset began producing to sales in mid September, and is currently producing 3.3 MMcfe per day. The second offset began producing to sales in late September, and is currently producing
2.1 MMcfe per day. The Company plans to fracture stimulate one or both producers some time in the fourth quarter.

MANAGEMENT  COMMENTS

     Bud Brigham, the Company's Chairman, CEO and President, stated, "We continue to be very excited about the success of our 2001 drilling program. Thus far in 2001, we've made a major field discovery and have generated substantial reserve additions for our Company. However, we've been frustrated by recent delays in bringing several of our more significant discoveries to sales. This frustration is due, in part, to delays related to service providers, but also due to the unanticipated mechanical and formation problems we've encountered in completing the Palmer #5 and Dawson #1 wells. As a result, these two wells have yet to materially impact our Company's production volumes."

     Bud Brigham further stated, "Given the trend towards lower service and supply costs, our Company will focus intensely on continuing to optimize our procedures for cost effectively drilling and completing the prolific Triple
Crown and Home Run Field reservoirs. Given the reserve potential of these fields, and the comparable untested fault blocks that are adjacent to these fields, we believe that our efforts in this area will provide substantial value added growth in production volumes and cash flow for several years to come."

THIRD QUARTER GUIDANCE, THIRD QUARTER 2001 EARNINGS RELEASE AND CONFERENCE CALL INFORMATION

     The following forecasts and estimates of Brigham's third quarter 2001 results are forward looking statements subject to the risks and uncertainties identified in the "Forward Looking Statements Disclosure" at the end of this release.


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     In  Brigham's  press  release  of August 8, guidance was provided for third quarter financial results. In that statement, revenue was forecasted between $8.5 and $9.0 million and EBITDA between $6.2 to $6.7 million. Based upon information currently available, revenue for the quarter is expected to equal $8.6 million while EBITDA is forecasted to be approximately $6.4 million, both within the range of original estimates. Brigham currently expects third quarter 2001 production volumes to average 29 MMcfe per day (70% natural gas), or roughly 42% greater than production levels recorded in the third quarter of 2000. For the third quarter 2001, lease operating expenses are projected to be $0.32 per Mcfe, production taxes are projected to be 4.5% of pre-hedge oil and gas revenues, and net general and administrative expenses are projected to be $930,000 ($0.36 per Mcfe).

     Guidance for the fourth quarter 2001 will accompany Brigham's press release regarding its third quarter 2001 financial results planned for after the close of market trading on Tuesday, November 6th. Brigham's management will host a conference call to discuss Brigham's operational and financial results for the third quarter ended September 30, 2001 with investors, analysts and other interested parties on Wednesday, November 7th at 9:00 am Central time. To participate in the call, please dial 800-355-7995 and ask for the Brigham
Exploration conference call (conference reservation number 19885151). A telephone recording of the conference call will be available to interested parties approximately one hour after the call is completed through 5:00 p.m.
Central  time  on  November  13,  2001.  To  access  the  recording, please dial
800-633-8284. In addition, a live and archived web cast of the conference call will be available over the Internet at either www.bexp3d.com or www.streetevents.com.

ABOUT  BRIGHAM  EXPLORATION

     Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

FORWARD  LOOKING  STATEMENTS  DISCLOSURE

     Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company's filings with the Securities and Exchange Commission.


Contact:     John Turner, Manager of Finance and Investor Relations
             (512)  427-3300  /  investor@bexp3d.com


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